Exhibit 99.1

Kohl's Corporation Reports November/December Sales

and Increases 2018 Diluted Earnings Per Share Guidance

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—January 10, 2019-- Kohl’s Corporation (NYSE:KSS) today reported comparable sales for November and December 2018 combined (the “Holiday period”). On a shifted basis, which compares the nine week periods ended January 5, 2019 and January 6, 2018, comparable sales for the Holiday period increased 1.2%.

“We are delighted with our 1.2% shifted comparable sales increase for the Holiday period, which builds on the positive momentum we have achieved throughout the year,” said Michelle Gass, Kohl’s chief executive officer. “The organization once again delivered a very strong holiday that topped last year’s exceptional holiday season.  The strong performance we achieved this holiday reflects the compelling product offering, great marketing strategy, and consistent execution in stores and online.  We are particularly pleased with the positive transaction growth and the double-digit digital growth we experienced this holiday, as our customers continue to embrace the omnichannel investments we are making.”

Gass continued, “I want to thank all of our teams across the Company who created and executed a great holiday plan and a wonderful experience for our customers.”

Earnings Guidance

Based on the strong Holiday sales performance, the Company now expects its fiscal 2018 diluted earnings per share to be $5.50 to $5.55, compared to its prior guidance of $5.35 to $5.55.  This guidance excludes the debt extinguishment charge of $42 million, or $0.19 per diluted share, which was recorded in the first quarter of fiscal 2018.  It also excludes other non-recurring charges the Company anticipates recording related to the voluntary debt redemption announced in December 2018 and actions to be taken in the fourth quarter as part of the Company's operational excellence initiatives.

Fourth Quarter 2018 Earnings Release and Conference Call

On March 5, 2019, the Company will release its fourth quarter and fiscal 2018 results at 7:00 am ET and host its quarterly earnings conference call at 9:00 am ET.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2018 earnings guidance. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.  Forward-looking statements relate to the date initially made, and we undertake no obligation to update them.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $650 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com